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                                                                     Exhibit 3.4

                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                          MATADOR PETROLEUM CORPORATION

    Pursuant to Article 4.04 of the Texas Business Corporation Act (the "TCBA"), Matador Petroleum Corporation (the "Corporation") hereby adopts the following Articles of Amendment to the Articles of Incorporation of the
Corporation:

                                  ARTICLE ONE

    The name of the Corporation is Matador Petroleum Corporation.

                                  ARTICLE TWO

    The following amendment to the Corporation's Articles of Incorporation was adopted by the shareholders of the Corporation at its annual meeting held on April 29, 1999. The amendment alters Article 8 of the Articles of Incorporation by removing the following sentence from such Article: "No director who has served for a term lasting longer than six annual meetings of shareholders commencing with the first annual meeting at which he or she was elected may be reelected as a director at the next annual meeting of shareholders after such sixth annual meeting unless such director is then also either a duly elected officer of the corporation or a shareholder who owns more than ten percent (10%) of the outstanding Common Stock of the Corporation." Article Eight now reads as follows:

                                   ARTICLE EIGHT

    The name and address of the person who shall serve as the sole director of the corporation until the first annual meeting of the shareholders or until his successor is elected and qualified is as follows:

            NAME                       ADDRESS
            ----                       -------
            Joseph Wm. Foran           8340 Meadow Road, Suite 158
                                       Dallas, TX  75231

    The directors shall be divided into three (3) classes, Class I, Class II and Class III, each class to be as nearly equal in number as possible. The initial term of office of any director(s) of the first class (Class I) shall expire at the annual meeting of the shareholders held in 1998; the initial term of office of any director(s) of the second class (Class II) shall expire at the annual meeting of the shareholders held in 1999; and the initial term of office of the third class of directors (Class III) shall expire at the annual meeting of the shareholders held in 2000. At each annual meeting of shareholders after 1997, a number of directors equal to the number of directors in the class whose term expires at the time of such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any increase or decrease in the authorized number of directors shall be apportioned by the board of directors among the classes so as to make all classes as nearly equal in number as possible. No decrease in the authorized number of directors shall shorten the term of any incumbent director. A director who is chosen in the manner provided by the bylaws to fill a vacancy in the board or to fill a newly-created

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directorship resulting from an increase in the authorized number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his successor is elected and qualified or until his earlier resignation or removal.

                                  ARTICLE THREE

    The Corporation has outstanding 1,574,755 shares of Common Stock and 388,890 shares of SeriesA Convertible Preferred Stock, all of which were entitled to vote upon the foregoing amendment. No shares were entitled to vote as a class or series on the amendment. A total of 1,390,865 shares of Common Stock and 222,223 shares of Series A Convertible Preferred Stock voted for the amendment. A total of 2,520 shares of Common Stock and -0- shares of Series A Convertible Preferred Stock voted against the amendment.

                                       MATADOR PETROLEUM CORPORATION



                                       By:
                                          -------------------------------------
                                          Joseph Wm. Foran
                                          Chairman, President and
                                          Chief Executive Officer